Exhibit 99.1
BigBand Networks Announces Changes to Board of Directors
REDWOOD CITY, Calif., — June 8, 2009 — BigBand Networks, Inc. (NASDAQ: BBND), a leading innovator in digital video networking, today announced changes to its Board of Directors.
Following the recent additions of Harald Braun and Michael Pohl as independent directors, BigBand Networks today announced the resignations of Gal Israely of Cedar Funds and Bruce Sachs of Charles River Ventures. Both Cedar Funds and Charles River Ventures were early investors in BigBand Networks. Mr. Israely has served on the Board of Directors since the Board’s inception, and Mr. Sachs has served as a director since 2005.
“We’d like to thank Gal and Bruce for their significant contributions and many years of service to our Board, as they were both instrumental in the early stages of the Company’s growth,” said Amir Bassan Eskenazi, President and CEO of BigBand Networks. “We wish them continued success.”
About BigBand Networks
BigBand Networks, Inc. (NASDAQ:BBND) provides broadband service providers with innovative network solutions designed to make it easier to move, manage and monetize video. These solutions are based on Big Band’s video-networking platforms that are built to enable efficient and reliable delivery across a wide range of services, including digital TV, high definition TV, advanced advertising, video-on-demand and interactive TV. BigBand Networks’ customers include more than 200 service providers—including seven of the ten largest service providers in the U.S.—and leading cable and Telco service providers in North America, Asia, Europe and Latin America. BigBand Networks is based in Redwood City, Calif., with offices worldwide. For additional information about the company, please call +1.650.995.5000, email info@bigbandnet.com or visit www.bigbandnet.com
BigBand Networks’ brand and product names are service marks, trademarks or registered trademarks of BigBand Networks, Inc. in the United States and other countries. All other marks are the property of their respective owners.
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